Exhibit 99.4

OFFER TO EXCHANGE

0.8881 SHARES OF COMMON STOCK PLUS $6.25 CASH

FOR

UP TO 21,850,000 OF ITS OUTSTANDING EQUITY UNITS IN THE FORM OF

CORPORATE UNITS, STATED AMOUNT $50.00 PER UNIT

(CUSIP No. 524901303)

of

Legg Mason, Inc.

To Our Clients:

Enclosed for your consideration is a preliminary prospectus, dated July 15, 2009 (together with any subsequent preliminary or final prospectus, the “Prospectus”), and the related Letter of Transmittal (the “Letter of Transmittal”), relating to the offer of Legg Mason, Inc. (the “Company”) to exchange 0.8881 shares of the Company’s common stock plus $6.25 in cash for each validly tendered and accepted Corporate Units, up to an aggregate of 21,850,000 Corporate Units (the “Corporate Units”), upon the terms and subject to the conditions described in the Prospectus and the Letter of Transmittal (the “Exchange Offer”). Capitalized terms not defined herein are defined in the Prospectus.

This material is being forwarded to you as the beneficial owner of the Corporate Units held by us for your account but not registered in your name. A tender of such Corporate Units may only be made by us as the holder of record and pursuant to your instructions.

Accordingly, we request instructions as to whether you wish us to tender on your behalf the Corporate Units held by us for your account, pursuant to the terms and conditions set forth in the enclosed Prospectus and Letter of Transmittal.

Your instructions should be promptly forwarded to us in order to permit us to tender the Corporate Units on your behalf in accordance with the provisions of the Exchange Offer. The Exchange Offer will expire at 12:01 a.m., New York City time, on August 12, 2009, unless extended by the Company (the “Expiration Date”). Any Corporate Units tendered pursuant to the Exchange Offer may be withdrawn at any time before the Expiration Date.

Your attention is directed to the following:

•	The Exchange Offer is for up to an aggregate of 21,850,000 Corporate Units.

•	The Exchange Offer is subject to certain conditions set forth in the Prospectus in the section captioned “Description of the Offer—Conditions to the Offer”

•

Any transfer taxes incident to the transfer of Corporate Units from the holder to the Company will be paid by the Company, except as otherwise provided in the Instructions in the Letter of Transmittal.

•	The Exchange Offer expires at 12:01 a.m., New York City time, on August 12, 2009, unless extended by the Company.

If you wish to have us tender your Corporate Units, please so instruct us by completing, executing and returning to us the instruction form on the back of this letter. Please DO NOT complete the Letter of Transmittal. It is furnished to you for information only and may not be used directly by you to tender Corporate Units.

INSTRUCTIONS WITH RESPECT TO

THE EXCHANGE OFFER

The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to therein relating to the Exchange Offer made by Legg Mason, Inc. with respect to its Corporate Units.

This will instruct you to tender the Corporate Units indicated below (or, if no number is indicated below, all Corporate Units) held by you for the account of the undersigned, upon and subject to the terms and conditions set forth in the Prospectus and the related Letter of Transmittal.

Please tender the Corporate Units held by you for my account in the principal amounts as indicated below:

Corporate Units CUSIP No. 524901303 Tender number of Corporate Units ☐ Please do not tender any Corporate Units held by you for any account. Dated: , 2009

Signature(s):

Print Name(s) here:

(Print Address(es)):

(Area Code and Telephone Number(s)):

(Tax Identification or Social Security Number(s)):

None of the Corporate Units held by us for your account will be tendered unless we receive written instructions from you to do so. After receipt of instructions to tender, unless we receive specific contrary instructions we will tender all the Corporate Units held by us for your account.

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